Exhibit 10.1

MINERALS LEASE AND AGREEMENT

           THIS MINERALS LEASE AND AGREEMENT (“Agreement”) is dated and effective this 7th day of September, 2012 (“Effective Date”), by and between MinQuest, Inc., a Nevada S Corporation (“Lessor”) located at 4235 Christy Way, Reno, Nevada 89519, and Punchline Resources Ltd. (“Lessee”), a Nevada Corporation located at 736 Bay Street, Suite 1205, Toronto, Ontario, Canada.

RECITALS

           A.           Lessor owns certain unpatented mining claims that comprise that certain real property collectively known as Empress and described more specifically in Schedule A attached hereto (the “Property”).

           B.           Lessor desires to lease to Lessee, and Lessee desires to lease from Lessor, the right to conduct mineral exploration activities on and about the Property, together with the subsequent right to explore and mine for minerals on the Property.

           THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, Lessor and Lessee agree as follows:

AGREEMENT

1.           Lease Grant.

(a)           Lessor leases exclusively to Lessee the right to prospect, explore and mine for Minerals, including the right to develop, mine, process, mill, prepare for market, store, market, sell, and dispose of Minerals, any easement rights across the Property, and the right to erect, construct, maintain or operate buildings, structures, waste storage, ore impoundments or facilities on or in on and beneath the Property, and to use, occupy, excavate and disturb so much of the surface and subsurface of the Property as is reasonably necessary and convenient in exploring for and mining such Minerals (the "Lease").  For purposes of this Agreement, “Minerals” shall mean any and all metals, materials, minerals and mineral rights of whatever kind and nature, which are included in the Property.

(b)           The Lease shall be subject to a 3% NSR royalty (which is more specifically defined on Schedule "B" hereto) which includes all Mineral production from the Property and any benefit derived from the sale of or beneficial use of any material from the Property.

2.           Term.           The term of this Agreement shall commence on the effective date set forth above and shall continue for a term of twenty (20) years (the “Term”) with the right to renew unless sooner terminated, forfeited or surrendered as provided in Section 9 below.

3.           Lease.           The Lessor hereby grants to the Lessee the sole and exclusive right to lease the Property under the terms as follows:

(a)           The Lessee shall pay to Lessor cash in USD as set forth in the following table. Further, Lessee shall reimburse Lessor all holding costs of mining claims for the assessment years during the Term of the this Agreement (Refer to Schedule C attached);

Payment Due Upon:	Amount Due
Upon Execution	$20,000
First Year Anniversary from the date of execution	$20,000
Second Year Anniversary from the date of execution	$20,000
Third Year Anniversary from the date of execution	$20,000
Fourth Year Anniversary from the date of execution	$20,000
Fifth Year Anniversary from the date of execution	$20,000
Sixth Year Anniversary from the date of execution and thereafter increasing based on the CPI each year	$20,000

(b)           The Lessee shall provide for work commitment funds as follows:

Payment Due Upon:	Amount Due
First Year Work Commitment	$150,000
Second Year Work Commitment	$200,000
Third Year Work Commitment	$250,000
Fourth Year Work Commitment	$300,000
Fifth Year Work Commitment	$350,000
Sixth Year Work Commitment	$400,000
Seventh Year Work Commitment	$650,000

(c)           The foregoing payments to Lessor shall be considered by the parties hereto as rental payments and will not apply toward the NSR royalty due pursuant to this Agreement.

4.           Representations and Warranties.

                      (a)           Lessor represents and warrants that it has not encumbered, mortgaged or conveyed its interest in the Property, including but not limited to conveying any royalty interest therein; and it has no knowledge of any pending litigation or other claims challenging its rights and title to the Property.

                      (b)           Lessee represents and warrants to Lessor that it is in good standing under the laws of the jurisdiction in which it is incorporated, and that it has all the requisite power, right and authority to enter into this Agreement, to perform its obligations under this Agreement, and to commit to this Agreement.  The execution and delivery of this Agreement and the consummation of the obligations, indemnities and payments provided herein have been duly and validly authorized by all necessary corporate or company action on the part of each party.

5.           Area of Interest.  For purposes of this Agreement, the Area of Interest is defined as one mile from the outside of the current property boundary as defined in Schedule A.

6.           Construction and Mining Activities.  Subject to the terms of this Section 6, if  Lessee determines that it desires to commence mine construction activities for the production of Minerals from any part of the Property, building of access roads to other portions of the Property or adjacent properties, storage of waste materials, tailings or ore products upon the Property or otherwise cause devaluation to the Property, Lessee shall use industry standard industry practices to ensure that any area contemplated for construction of processing facilities or storage of waste upon the Property has been substantially tested to determine the lack of ore or sub-ore grade material, and will be required to secure all permits, obtain insurance and provide adequate bond with appropriate government agencies to cover any and all reclamation costs before commencement of any of the aforementioned construction activities.

7.           Property Maintenance.

(a)           Subject to the additional requirements under Section 11 below, for so long as this Agreement is in effect, Lessee shall make such payments as are necessary to keep the Lessor’s Property in good standing, including, but not limited to payment of any government filings, fees or taxes relating to Lessee’s operations on the Property, and satisfying any federal and state filing and bonding requirements for maintaining the Property in good standing for at least one year after the termination of this Agreement.

 (b)            Upon making any payment or filing to maintain the Property, Lessee shall promptly deliver to Lessor a copy of the documents that were filed and written evidence of any payment that was made.  Lessee shall satisfy all county, state and federal requirements to maintain the Lessor Property in good standing and deliver to Lessor written documentation of such satisfaction at least 30 days prior to the legal deadline (whether required by statute, regulation, contract or otherwise) for satisfying such requirement.  If Lessor has not received the documentation required under this Section 9(c) within the prescribed time, Lessor may, but has no obligation to, satisfy such requirement(s), and Lessee shall promptly reimburse Lessor for the amount of any payment made by Lessor, and any related costs, plus twenty (20%) of the amount of those payments and costs.  Lessor’s rights under this Section 9(c) shall not affect Lessor’s right to any other remedy for Lessee’s failure to maintain the Lessor Property in accordance with this Agreement.

8.           Reporting.  Lessee shall provide to Lessor annual reports of all activities and operations conducted on or in connection within the Lessor Property Area of Interest pursuant to this Agreement, together with copies of all factual data generated as a result of those activities or operations.  Those reports shall be provided to Lessor by the 1st of December of each calendar year this Agreement is in effect.  Each annual report shall include details of:  (i) the preceding year’s activities, operations and expenditures with respect to the Lessor Property Area of Interest; (ii) exploration and ore reserve data for the previous year; and (iii) a summary of anticipated activities for the upcoming year.  The annual report required to be delivered by December 1 of each year shall be accompanied by digital factual data generated during the previous calendar year, to the extent the data exists in such format.  Reports due pursuant to this Section 8 shall be sent to:

                      MinQuest, Inc.,
                      4235 Christy Way
                      Reno, Nevada 89519

Lessor may change such address from time to time by written notice to Lessee.

9.           Termination.

                      (a)           Subject to the terms of this Section 9, at any time after completion of twenty thousand dollars ($20,000.00) in Lease fees, and payment of fees for federal, state and county filing for any year in which the Property is held beyond June 1st, Lessee may terminate this Agreement upon providing Lessor 60 days advance written notice.  Upon termination, Lessee will have no further obligations, except for reclamation obligations and environmental responsibilities that accrued as determined by local, state and federal entities.

                      (b)           If Lessee defaults on any of its obligations under this Agreement, including, but not limited to its obligations under Sections 3, 4, 7, 11 and 12, Lessor may give Lessee written notice of the default or defaults.  If Lessee has not begun to cure any such default, other than a default that may be satisfied by cash payment, within 30 days from the date of delivery of such notice and completely cured such default within a reasonable time thereafter, Lessor may terminate this Agreement by written notice to Lessee.  Such termination by Lessor shall not affect Lessor’s rights to seek any other available remedies.

                      (c)           Upon any termination of this Agreement, Lessee shall, within 30 days after the effective date of termination, (i) surrender the Property to Lessor free and clear of any encumbrances, and deliver to Lessor a written instrument or instruments, in a form appropriate for recording and acceptable to Lessor, further evidencing termination of this Agreement and reconveyance of the Property; (ii) satisfy all requirements to maintain the Property in good standing through 90 days after the effective date of termination, including, but not limited to payment of any taxes, and making any filings and payments necessary to maintain the Property that would become due during that period; and (iii) deliver to Lessor copies of all factual data including all available digital data obtained by Lessee in conducting activities or operations on the Property, not already provided to Lessor.  Upon any termination of this Agreement, Lessee shall promptly reclaim all disturbance caused by its activities on the Property in accordance with applicable statutory and regulatory requirements, unless Lessor agrees in writing to assume such reclamation obligations and relieve Lessee of the performance thereof.

10.           Transfer of Interests, Assignments.  Lessee and Lessor may assign or sell all or parts of their interest under this Agreement to any third party (the “Assignee”) without consent of either party (but upon notice) provided that the Assignee agrees to execute an acknowledgement to be bound by the terms hereof insofar as each party’s rights hereunder are concerned.

11.           Standard of Conduct; Environmental Compliance.

                      (a)           Lessee shall ensure that all activities conducted by, or on its behalf on the Property, is in compliance with the laws and regulations of the United States and any local governmental entity with jurisdiction over the Property or activities thereon, including, but not limited to any laws or regulations regarding environmental protection or reclamation of the Property. Lessee shall provide Lessor with satisfactory evidence of such compliance upon lessee’s receipt of such document.  All operations under this Agreement shall be conducted in a good and workmanlike manner in accordance with generally accepted mining practices.

                      (b)           Lessee shall provide to Lessor a copy of any permit application or other permitting documents relating to activities or operations on the Property after submission to the applicable government entity.

                      (c)           Should any unpermitted discharge, leakage, spillage, release, emission or pollution of any type occur upon, to or from the Property or overlying surface due to Lessee’s activities or possession, Lessee, at its sole expense, shall promptly clean and restore the Property and overlying surface to standards equal to or exceeding all standards adopted or required by any governmental body having jurisdiction over the affected property.

12.           Audit and Inspection.

                      (a)           Lessor shall be entitled to enter the Property for purposes of inspecting any of Lessee’s operations, facilities or structures at reasonable times, upon reasonable advance notice, provided that Lessor or its agents shall so enter at its own risk and shall indemnify and hold Lessee and its Affiliates harmless against and from any and all loss, cost, damage, liability and expense (including but not limited to reasonable attorneys fees and costs) by reason of injury to Lessor or its agents or representatives, or damage to or destruction of any property of Lessor or its agents or representatives while on the Property, or in such workings, facilities and structures, except to the extent that such injury, damage, or destruction is a result, in whole or in part, of the negligence of Lessee.  Lessor shall have the right during regular business hours to review and copy all of Lessee’s files and documents relating to activities on the Property.

                      (b)           If Lessor determines that activities or operations being conducted on the Property or overlying surface are in material non-compliance with applicable laws, regulations, ordinances or permits, Lessor may provide notice to Lessee, and Lessee shall immediately begin and promptly complete corrective action to bring such activities or operations into compliance.  If, after receiving such notice, Lessee does not promptly take corrective actions to Lessor’s reasonable satisfaction, Lessor may, but has no obligation to, take such actions as it deems necessary to bring Lessee’s operations into compliance, including, but not limited to taking over operational control of Lessee’s operations.  Lessee shall thereafter pay to Lessor one hundred fifty percent (150%) of Lessor’s costs for an amount equal to the costs reasonably incurred by Lessor in connection with such actions.  Lessor’s rights under this Section 12(b) shall not affect Lessor’s right to any other remedy for Lessee’s failure to comply with Section 12.

13.           Property "As Is".  Lessee acknowledges that it has been given full access to the Property for its due diligence review.  Lessee acknowledges that the Property may have environmental and physical conditions related to prior mineral exploration or mining activities, including, but not limited to pits, adits, shafts and roads.  Prior to entering into this Agreement, Lessee has investigated the Property, including the environmental conditions on that Property and the overlying surface, to its satisfaction.  Lessee is acquiring the interests in the Property hereunder “as is” without warranty of any kind as to the condition, suitability or usability of the Property for any purpose, or the ability to obtain any necessary permits or authorizations to access or mine the Property.  The parties intend that this “as is” provision shall be effective specifically with respect to environmental conditions, and any and all common law or statutory claims with respect thereto.  Lessee assumes the risk of any environmental contamination, hazardous substances and other conditions on or related to the Property and overlying surface.  Lessor makes no representation or warranty as to the accuracy or completeness of any environmental, geological, financial, operating or other information it has provided relating to the Property, and Lessee agrees that Lessor shall have no liability for any damages relating to any inaccuracies or incompleteness of such information.

14.           Indemnities. Lessee shall fully indemnify, defend, release and hold harmless Lessor, its Affiliates and successors, and their agents, and employees from and against all loss, costs, penalties, expense, damage and liability (including without limitation, loss due to injury or death, reasonable attorneys fees, expert fees and other expenses incurred in defending against litigation or administrative enforcement actions, either pending or threatened), arising out of or relating to any claim or cause of action relating in any way to conditions, operations or other activities, whether known or unknown, at, or in connection with, the Property (including, but not limited to, any environmental conditions) created, existing or occurring prior to the date of this Agreement or while this Agreement is in effect, or arising out of or resulting from activities conducted by or on behalf of Lessee, its Affiliates or Assigns, which arise in whole or in part under any federal, state or local law, now existing or hereafter enacted, adopted or amended, including, without limitation, any statutory or common law governing liability to third parties for personal injury or property damage.  This indemnity shall survive termination of this Agreement.

15.           Liens. Lessee shall keep the Property free of all encumbrances, adverse claims and liens, including, but not limited to, any mortgages, deeds of trust or liens for labor or materials furnished to it in its operations hereunder.

16.           General Provisions.

           (a)           Notice.  All notices or other communications to either party shall be in writing and shall be sufficiently given if (i) delivered in person, (ii) sent by electronic communication, with confirmation sent by registered or certified mail, return receipt requested, (iii) sent by registered or certified mail, return receipt requested, or (iv) sent by overnight mail by a courier that maintains a delivery tracking system.  Subject to the following sentence, all notices shall be effective and shall be deemed delivered (i) if by personal delivery, on the date of delivery, (ii) if by electronic communication, on the date of receipt of the electronic communication, (iii) if by mail, on the date of delivery as shown on the actual receipt, and (iv) if by overnight courier, as documented by the courier’s tracking system.  If the date of such delivery or receipt is not a business day, the notice or other communication delivered or received shall be effective on the next business day (“business day” means a day, other than a Saturday, Sunday or statutory holiday observed by banks in the jurisdiction in which the intended recipient of a notice or other communication is situated.)  A party may change its address from time to time by notice to the other party as indicated above.  All notices to Lessor shall be addressed to:

MinQuest, Inc.
4235 Christy Way
Reno, Nevada 89519

All notices to Lessee shall be addressed to:

                      Punchline Resources Inc.
____________________
____________________

           (b)           Inurement.  All covenants, conditions, indemnities, limitations and provisions contained in this Agreement apply to, and are binding upon, the parties to this Agreement, their heirs, representatives, successors and assigns.

           (c)           Implied Covenants.  The only implied covenants in this Agreement are those of good faith and fair dealing.

           (d)           Waiver.  No waiver of any provision of this Agreement, or waiver of any breach of this Agreement, shall be effective unless the waiver is in writing and is signed by the party against whom the waiver is claimed.  No waiver of any breach shall be deemed to be a waiver of any other subsequent breach.

(e)           Modification.  No modification, variation or amendment of this Agreement shall be effective unless it is in writing and signed by all parties to this Agreement.

(f)           Entire Agreement.  This Agreement sets forth the entire agreement of the parties with respect to the transactions contemplated herein and supercede any other agreement, representation, warranty or undertaking, written or oral, between Lessor and Lessee.

           (g)           Memorandum.  A memorandum of this Agreement shall be recorded in the records of Esmeralda County, Nevada, promptly after execution of this Agreement.

(h)           Force Majeure.  If a party is prevented from completing any obligation under this Agreement, other than an obligation that may be satisfied by the payment of money, by a force majeure (the “Affected Obligation”), the Affected Obligation shall be suspended and that party shall not be deemed in default or liable for damages or other remedies as a result thereof for so long as that party is prevented from complying with the Affected Obligation by the force majeure.  For purposes of this Agreement, “force majeure” shall mean any matter (whether foreseeable or unforeseeable) beyond a party’s reasonable control, including but not limited to: acts of God, unusually inclement weather, acts of war, insurrection, riots or terrorism, lock-outs; inability to obtain necessary materials; damage to, destruction of, or unavoidable shut-down of necessary facilities or equipment; any government permitting delays lasting over six (6) months in duration; provided, that that party shall promptly notify the other party in writing of the existence of any event of force majeure, and shall exercise diligence and reasonable efforts to remove or overcome the cause of such inability to undertake the Affected Obligation, and shall recommence performance thereof as soon as reasonably possible.  The affected party shall thereafter have an additional period of time equal to the duration of the force majeure to complete the Affected Obligation.  Lessee shall remain obligated to meet the lease payment schedule under Section 3 and all obligations under Section 7, property maintenance.

(i)           Further Assurances.  Each of the parties agrees that it shall take from time to time such actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement.

           (j)           Attorneys Fees.  In any litigation between the parties to this Agreement or persons claiming under them resulting from, arising out of, or in connection with this Agreement or the construction or enforcement thereof, the substantially prevailing party or parties shall be entitled to recover from the defaulting party or parties, all reasonable costs, expenses, attorneys fees, expert fees, and other costs of suit incurred by it in connection with such litigation, including such costs, expenses and fees incurred prior to the commencement of the litigation, in connection with any appeals, and collecting any final judgment entered therein.  If a party or parties substantially prevails on some aspects of such action, but not on others, the court may apportion any award of costs and attorneys fees in such manner as it deems equitable.

           (k)           Construction.  The section and paragraph headings contained in this Agreement are for convenience only, and shall not be used in the construction of this Agreement.  The invalidity of any provision of this Agreement shall not affect the enforceability of any other provision of this Agreement.

           (l)           Currency.  All references to dollars herein shall mean United States dollars.

           (m)           Governing Law.  This Agreement shall be governed by, interpreted and enforced in accordance with the laws of the State of Nevada, without regard to its conflicts of laws and provisions.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the 7th day of September, 2012.

MinQuest, Inc.

By:  /s/ Richard Kern___________________
Name:                      Richard Kern
Title:           President

Punchline Resources Ltd.

By: _/s/ Ramzan Savji__________________
Name:           Ramzan Savji
Title:           CEO and President

SCHEDULE A

MinQuest, Inc. owns an undivided 100% interest in 18 unpatented mining claims and has optioned another 9 claims situated in Sections 1 & 12, T8S, R41E and Sections 6 & 7, T8S, R42E in Esmeralda County, Nevada, more particularly described as follows:

CLAIM NAME	CLAIMANT’S NAME	NMC NUMBER
Empress 1	Robert Fabrizio	09494429
Empress 2	Robert Fabrizio	09494430
Empress 3	Robert Fabrizio	09494431
Empress 4	Robert Fabrizio	09494432
Empress 5	Robert Fabrizio	09494433
Wonder	Robert Fabrizio	09494434
Wonder 1	Robert Fabrizio	09494435
Wonder 2	Robert Fabrizio	09494436
Wonder 3	Robert Fabrizio	09494437
EW 1	MinQuest Inc.	09494438
EW 2	MinQuest Inc.	09494439
EW 3	MinQuest Inc.	09494440
EW 4	MinQuest Inc.	09494441
EW 5	MinQuest Inc.	09494442
EW 6	MinQuest Inc.	09494443
EW 7	MinQuest Inc.	09494444
EW 8	MinQuest Inc.	09494445
EW 9	MinQuest Inc.	09494446
EW 10	MinQuest Inc.	09494447
EW 11	MinQuest Inc.	09494448
EW 12	MinQuest Inc.	09494449
EW 13	MinQuest Inc.	09494450
EW 14	MinQuest Inc.	09494451
EW 15	MinQuest Inc.	09494452
EW 16	MinQuest Inc.	09494453
EW 17	MinQuest Inc.	09494454
EW 18	MinQuest Inc.	09494455

The Fabrizio claims listed above are subject to a property option agreement dated April 17th, 2006 and amended April 18th, 2012 between MinQuest and Fabrizio which gives MinQuest 100% interest in the 9 unpatented claims.

SCHEDULE B

“Net Smelter Return” shall mean the aggregate proceeds received by the Lessee from time to time from any smelter or other purchaser from the sale of any ores, concentrates, metals or any other material of commercial value produced by and from the Property after deducting from such proceeds the following charges only to the extent that they are not deducted by the smelter or other purchaser in computing the proceeds:

(a)           The cost of transportation of the ores, concentrates or metals from the Property to such smelter or other purchaser, including related insurance; and,

(b)           Smelting and refining charges including penalties.

The Lessee shall reserve and pay to the Lessor a NSR equal to three (3%) percent of Net Smelter Return. Payment of NSR payable to the Lessor hereunder shall be made monthly within thirty (30) days after the end of each calendar month during which the Lessee receives payments on all products produced and used from the Property and will be paid in U.S. dollars or in kind bullion at the discretion of the Lessor.

Within 180 days after the end of each calendar year for which the NSR for such year shall be audited by the Lessee, any adjustments in the payments of NSR to the Lessor shall be made forthwith after completion of the audit. Lessor shall have the right, but not the obligation to audit and give written dispute of Lessee’s records within 180 days after the Lessee’s yearly audits.  All payments of NSR to the Lessor for a calendar year shall be deemed final and in full satisfaction of all obligations of the Lessee in respect thereof if such payments or the calculations thereof are not disputed by the Lessor of the same audited statement unless and until any new information is revealed after the time frames stated above. The Lessee shall maintain accurate records relevant to the determination of the NSR and the Lessor or its authorized agent, shall be permitted the right to examine such records at all reasonable times.

SCHEDULE C

BLM Annual Filing Fees: 27 @ $140.00	$3,780.00

County Annual Filing Fees: 24 @ $10.50 + $4.00	$287.50

Administrative Fees: 27 @ $5.00	$135.00

Total	$4,202.50